Exhibit 1.01
MillerKnoll, Inc.
Conflict Minerals Report
For the Calendar Year Ended December 31, 2024

This Conflict Minerals Report for the calendar year ended December 31, 2024, is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”). The Securities and Exchange Commission (“SEC”) adopted the Rule to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”). The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals which are necessary to the functionality or production of their products. The minerals covered by the Rule include cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum, tungsten, and gold (“3TG”). These reporting obligations apply to registrants regardless of whether the geographic origin of the 3TG is the Democratic Republic of the Congo or an adjoining country (the “Covered Countries”).

1. Company Overview
This report has been prepared by management of MillerKnoll, Inc. (“MillerKnoll,” the “Company,” “we,” “us,” or “our”). The information includes the activities of all majority-owned subsidiaries and variable interest entities that are required to be consolidated. It does not include the activities of variable interest entities that are not required to be consolidated.

The Company researches, designs, manufactures, and distributes interior furnishings, including modular furniture systems, seating, freestanding furniture, storage, casegoods, healthcare products and accessories for use in various environments including office, healthcare, educational, and residential settings, and provides related services that support organizations and individuals all over the world. We conducted an analysis of our products and found that 3TG may be found in some of our products, however, the amount and value of 3TG in a given product is generally de minimis compared to size and value of the product overall.

Supply Chain
We rely on our direct (also referred to as in-scope) suppliers to provide information on the origin of the 3TG contained in components and materials supplied to us, including sources of 3TG that are supplied to them from lower tier suppliers. Although our Terms and Conditions of Purchase require compliance with our Company’s Conflict Minerals Policy, contracts with our direct suppliers are frequently in force for multiple years. As we enter into new contracts, or our contracts renew, we will require direct suppliers to:

(1) not sell us any products that contain 3TG from any Covered Country that fund armed conflict,
(2) undertake diligence and investigation necessary to ensure products meet the prior requirement, and
(3) provide us with certificates and other evidence of compliance upon request.

We apply a risk-based approach, focusing on those direct suppliers who source products that may contain 3TG. We have assessed our industry to confirm that this risk-based approach is consistent with our peer companies. It is also consistent with and conforms to the internationally-recognized framework developed by the Organization for Economic Co-operation and Development (“OECD”) as part of its “Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas” (“OECD Guidance”) and the related Supplements for 3TG.

Conflict Minerals Policy
In 2012, the Company adopted a conflict minerals policy which is publicly available on our website at https://www.millerknoll.com/legal/policy-regarding-conflict-minerals.

2. Conflict Minerals Compliance Process

2.1 Compliance Framework
Where we deemed it appropriate, we referenced and/or implemented the OECD Guidance.

2.2 Management Systems

Conflict Minerals Policy
As described above, we have adopted a conflict minerals policy, which is posted on our website.

Internal Team
The Company has established a cross-functional management team relating to conflict minerals, with oversight provided by our Chief Legal Officer. The team is comprised of subject matter experts from relevant functions (e.g., supply chain, engineering, and legal), and is responsible for implementing our conflict minerals compliance strategy. Our supply chain manager leads the work and acts as the conflict minerals program manager. Relevant senior management is briefed about the results of our due diligence efforts.

Control Systems
As we do not typically have a direct relationship with 3TG smelters and refiners, we engage and actively cooperate with other manufacturers in the institutional furniture industry and other relevant sectors. For example, we participate in the Business & Institutional Furniture Manufacturers Association (“BIFMA”) industry-wide initiatives to identify upstream actors in the supply chain. The Company is also a member of the Manufacturers Alliance for Productivity and Innovation (“MAPI”), an organization that develops and shares best practices on key issues facing manufacturers, such as conflict minerals. Our controls include but are not limited to (1) our Code of Business Conduct and Ethics, which outlines expected behaviors for all MillerKnoll employees; (2) our Supplier Code of Conduct; and (3) our form Terms and Conditions of Purchase.

Grievance Mechanism
We have longstanding grievance mechanisms whereby employees and suppliers can report violations of the Company’s policies, including our conflict minerals, via our Ethics and Compliance Hotline on our website at https://secure.ethicspoint.com/domain/media/en/gui/68502/index.html.

Records Maintenance
We retain all relevant documentation from our Reasonable Country of Origin Inquiry (“RCOI”) and due diligence measures according to our records retention policy.

2.3 Identify and Assess Risk in the Supply Chain
Because of the depth, breadth, and constant evolution of our supply chain, it is difficult for us to identify actors upstream from our direct suppliers. We identified approximately 170 in-scope suppliers (compared to 157 in-scope suppliers in the previous calendar year) who provide materials or components that may contain 3TG. We rely on these suppliers to provide us with information on if their parts or products contain 3TG and, if so, about the source. Our direct suppliers similarly rely upon information provided by their suppliers.

2.4 Design and Implement a Strategy to Respond to Risks
MillerKnoll has an approved risk management plan, through which the conflict minerals program is implemented, managed and monitored. Updates to this risk assessment are provided regularly to relevant senior management. As described above, we participate in BIFMA industry-wide initiatives to identify upstream actors in the supply chain.

As part of our risk management efforts, we undertook several activities with our direct suppliers to help ensure they understood our expectations. We provided each supplier a copy of our conflict minerals policy and requested they complete a template survey (as further described in Section 3 below) for purposes of conflict minerals tracking. We answered their questions and provided clarification as needed. We shared training materials available from the Conflict-Free Sourcing Initiative. Finally, we reviewed supplier-specific responses and followed up where additional detail was needed.

2.5 Report on Supply Chain Due Diligence
This conflict minerals report is being filed with the SEC as an exhibit to our specialized disclosure report on Form SD and is available on our website at https://www.millerknoll.com/investor-relations/financials-filings/sec-filings.

3. Reasonable Country of Origin Inquiry and Results

Supplier Surveys
For our RCOI, we conducted a survey of our direct suppliers using a template survey developed by the Electronic Industry Citizenship Coalition® (“EICC®”) and the Global e-Sustainability Initiative (“GeSI”), known as the Responsible Minerals Initiative (“RMI”) Reporting. The survey was developed to facilitate disclosure and communication of information regarding smelters that provide material in a company’s supply chain. It includes questions regarding a company’s conflict-free policy, engagement with its direct suppliers, and a listing of the smelters the company and its suppliers use. In addition, the survey requests detail of the origin of conflict minerals included in their products, as well as a description of their due diligence. Written instructions and recorded training illustrating the use of the tool is available on EICC’s website. We designed our RCOI in good faith and in an attempt to determine the origin of 3TG that are necessary to the functionality or production of products that we contract to manufacture.

Survey Responses
If a supplier did not respond to our initial survey, we made at least two follow-up inquiries. We reviewed the responses in good faith and performed an assessment of the data against criteria developed to determine where additional engagement is required. These criteria included untimely or incomplete responses as well as inconsistencies within the data reported in the survey. We worked directly with those suppliers to provide revised responses. Please note that information gathered from the Company’s suppliers is not collected on a continuous, real-time basis, and that, since the information comes from direct and secondary suppliers and independent Third-Party Audit programs, the Company can only provide reasonable (not absolute) assurance regarding the source and chain of custody of the necessary conflict minerals.

Several direct suppliers provided information indicating that one or more smelters or refiners identified in their supply chain are in one or more of the Covered Countries or appear on the RMI list of smelters and refiners that are certified as compliant with the RMI Conflict-Free Smelter Program assessment protocols; we list those smelters and refiners on Attachment A to this Report. However, because most direct suppliers complete the survey at a company level (rather than the product level), there was no reliable information indicating that any of the 3TG potentially obtained from these smelters or refiners was contained in materials, components, or parts that the suppliers supplied to us or to validate that any of these smelters or refiners are in our supply chain.

Some direct suppliers provided information indicating that one or more other smelters or refiners appeared in their supply chain but are not located in one or more of the Covered Countries. As to these smelters and refiners, we reviewed to determine whether they appeared on the RMI list of smelters or the U.S. Department of Commerce list of known facilities that process 3TG. That exercise indicated that there were known smelters or refiners purportedly in our supply chain that are not on the RMI list of smelters and refiners that are certified as compliant with the RMI Conflict-Free Smelter Program assessment protocols. Regardless, there was no reliable information indicating that any of the 3TG that these suppliers may have obtained from these smelters or refiners was contained in materials, components, or parts that the suppliers supplied to us or to validate that any of these smelters or refiners are in our supply chain.

Conclusions
We conducted our RCOI in good faith, and we believe that such inquiry was reasonable to allow us to make our determination. After reviewing the results of our RCOI, we determined that we had reason to believe that 3TG is necessary for the functionality or production of our products from certain suppliers may have originated in a Covered Country during 2024, all within the meaning of the Rule. Therefore, we determined that the Rule required us to conduct due diligence regarding the source of such 3TG. As to responses from other suppliers, however, we determined that we had no reason to believe that 3TG necessary for the functionality or production of our products from those suppliers may have originated in a Covered Country during 2024, all within the meaning of the Rule.

4. Due Diligence and Results

Due Diligence
Considering the responses to our inquiries from certain suppliers that contained information indicating that 3TG were sourced from Covered Countries, we completed due diligence measures.

Initially, we compared the facilities that the suppliers identified as in one or more of the Covered Countries or appearing on the RMI list of certified smelters and refiners to those certified as compliant with the RMI Conflict-Free Smelter Program assessment protocols as of May 20, 2025. We confirmed that all such smelters or refiners identified by the direct suppliers also appeared on the list of participants in the RMI Conflict-Free Smelter Program. Given these results, we did not undertake further due diligence measures, consistent with the OECD Guidance.

Conclusion
We conducted our due diligence in good faith. After reviewing the results of our due diligence, we did not find any evidence to suggest that any of the 3TG in our supply chain that is necessary for the functionality or production of our products and that may have originated in a Covered Country (a) funds any armed conflict in the Covered Countries or (b) is actually contained in components or parts that our suppliers have supplied to us.

5. Steps to be Taken to Mitigate Risk
We intend to take the following steps to improve our conflict minerals program to further mitigate any risk that the necessary 3TG in our products could benefit armed groups in the DRC or adjoining countries:

a.Include a conflict minerals clause in new or renewed supplier contracts.

b.Continue to work with our employees and suppliers to increase awareness of the issue, increase the response rate and improve the content of the supplier survey responses.

c.Engage any of our suppliers found to be supplying us with 3TG from sources from the DRC or any adjoining country that they cannot demonstrate are “DRC conflict free” to establish an alternative source of 3TG outside of those countries.

d.Work with the BIFMA and other groups to define and improve best practices and build leverage over the supply chain in accordance with the OECD Guidance.

ATTACHMENT A
Smelters and Refiners

The following facilities have been reported to us by our suppliers as part of their supply chain for Conflict Minerals:

Metal	Smelter	Country
Gold	8853 S.p.A.	Italy
Gold	Advanced Chemical Company	United States Of America
Gold	African Gold Refinery	Uganda
Gold	Agosi AG	Germany
Gold	AGR (Perth Mint Australia)	Australia
Gold	Aida Chemical Industries Co., Ltd.	Japan
Gold	Al Ghaith Gold	United Arab Emirates
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	Brazil
Gold	Argor-Heraeus S.A.	Switzerland
Gold	ARY Aurum Plus	United Arab Emirates
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Turkey
Gold	Augmont Enterprises Private Limited	India
Gold	Aurubis AG	Germany
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines
Gold	C. Hafner GmbH + Co. KG	Germany
Gold	C.I Metales Procesados Industriales SAS	Columbia
Gold	Caridad	Mexico
Gold	Cendres + Metaux S.A.	Switzerland
Gold	CGR Metalloys Pvt Ltd.	India
Gold	Chugai Mining	Japan
Gold	Coimpa Industrial LTDA	Brazil
Gold	Degussa Sonne / Mond Goldhandel GmbH	Germany
Gold	DODUCO Contacts and Refining GmbH	Germany
Gold	Dowa	Japan
Gold	Eco-System Recycling Co., Ltd.	Japan
Gold	Eco-System Recycling Co., Ltd. West Plant	Japan
Gold	Elite Industech Co., Ltd.	Taiwan
Gold	Fidelity Printers and Refiners Ltd.	Zimbabwe
Gold	GG Refinery Ltd.	Tanzania
Gold	GGC Gujrat Gold Centre Pvt. Ltd.	India
Gold	Gold Coast Refinery	Ghana
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	China
Gold	Guangdong Hua Jian Trade Co., Ltd.	China
Gold	Guangdong Jinding Gold Limited	China
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	China
Gold	Hang Seng Technology	China
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	China
Gold	HeeSung Metal Ltd.	Republic of Korea
Gold	Heimerle + Meule GmbH	Germany
Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	China
Gold	Hung Cheong Metal Manufacturing Limited	China
Gold	HwaSeong CJ CO., LTD.	Republic of Korea
Gold	Impala Platinum - Base Metal Refinery (BMR)	South Africa
Gold	Impala Platinum - Platinum Metals Refinery (PMR)	South Africa

Gold	Inca One (Chala One Plant)	Peru
Gold	Inca One (Koricancha Plant)	Peru
Gold	Industrial Refining Company	Belgium
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China
Gold	Ishifuku Metal Industry Co., Ltd.	Japan
Gold	Istanbul Gold Refinery	Turkey
Gold	Italpreziosi	Italy
Gold	Jin Jinyin Refining Co., Ltd.	China
Gold	Jinlong Copper Co., Ltd.	China
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Russian Federation
Gold	K.A. Rasmussen	Norway
Gold	Kazakhmys Smelting LLC	Kazakhstan
Gold	Kazzinc	Kazakhstan
Gold	KGHM Polska Miedz Spolka Akcyjna	Poland
Gold	Kundan Care Products Ltd.	India
Gold	Kyshtym Copper-Electrolytic Plant ZAO	Russian Federation
Gold	L'azurde Company For Jewelry	Saudi Arabia
Gold	Lingbao Gold Co., Ltd.	China
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	China
Gold	L'Orfebre S.A.	Andorra
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	China
Gold	Marsam Metals	Brazil
Gold	Matsuda Sangyo Co., Ltd.	Japan
Gold	Metalor Technologies (Hong Kong) Ltd.	China
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore
Gold	Metalor Technologies (Suzhou) Ltd.	China
Gold	Metalor Technologies S.A.	Switzerland
Gold	Metalor USA Refining Corporation	United States Of America
Gold	Mitsubishi Materials Corporation	Japan
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan
Gold	MMTC-PAMP India Pvt., Ltd.	India
Gold	Morris and Watson	New Zealand
Gold	Moscow Special Alloys Processing Plant	Russian Federation
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	Turkey
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan
Gold	NH Recytech Company	Republic of Korea
Gold	NOBLE METAL SERVICES	United States Of America
Gold	Nyrstar Metals	United States Of America
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	Russian Federation
Gold	Penglai Penggang Gold Industry Co., Ltd.	China
Gold	Prioksky Plant of Non-Ferrous Metals	Russian Federation
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia
Gold	PX Precinox S.A.	Switzerland
Gold	Rand Refinery (Pty) Ltd.	South Africa
Gold	Realized the Enterprise Co., Ltd.	China
Gold	Refinery of Seemine Gold Co., Ltd.	China
Gold	Sabin Metal Corp.	United States Of America
Gold	Sai Refinery	India
Gold	Sam Precious Metals	United Arab Emirates

Gold	Samduck Precious Metals	Republic of Korea
Gold	Samwon Metals Corp.	Republic of Korea
Gold	SAXONIA Edelmetalle GmbH	Germany
Gold	Shandong penglai gold smelter	China
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	China
Gold	SHENZHEN JINJUNWEI RESOURCE COMPREHENSIVE DEVELOPMENT CO., LTD.	China
Gold	Sino-Platinum Metals Co., Ltd.	China
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russian Federation
Gold	State Research Institute Center for Physical Sciences and Technology	Lithuania
Gold	Sudan Gold Refinery	Sudan
Gold	TAIWAN TOTAI CO., LTD.	Taiwan
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan
Gold	TOO Tau-Ken-Altyn	Kazakhstan
Gold	Tsai Brother industries	Taiwan
Gold	Umicore Brasil Ltda.	Brazil
Gold	Umicore Precious Metals Thailand	Thailand
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium
Gold	WANG TING	China
Gold	WEEEREFINING	France
Gold	Wuzhong Group	China
Gold	Yokohama Metal Co., Ltd.	Japan
Gold	Yunnan Copper Industry Co., Ltd.	China
Gold	Yunnan Gold Mining Group Co., Ltd. (YGMG)	China
Tantalum	5D Production OU	Estonia
Tantalum	ANHUI HERRMAN IMPEX CO.	China
Tantalum	Asaka Riken Co., Ltd.	Japan
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China
Tantalum	D Block Metals, LLC	United States Of America
Tantalum	Exotech Inc.	United States Of America
Tantalum	F&X Electro-Materials Ltd.	China
Tantalum	FIR Metals & Resource Ltd.	China
Tantalum	Gannon & Scott	United States Of America
Tantalum	H.C. Starck Co., Ltd.	Thailand
Tantalum	H.C. Starck Hermsdorf GmbH	Germany
Tantalum	H.C. Starck Inc.	United States Of America
Tantalum	H.C. Starck Ltd.	Japan
Tantalum	H.C. Starck Tantalum and Niobium GmbH	Germany
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China
Tantalum	Jiangxi Tuohong New Raw Material	China
Tantalum	Jiujiang Janny New Material Co., Ltd.	China
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China
Tantalum	Jiujiang Tanbre Co., Ltd.	China
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China
Tantalum	KEMET Blue Metals	Mexico
Tantalum	Malaysia Smelting Corporation (MSC)	Malaysia
Tantalum	Materion	United States Of America
Tantalum	Metallurgical Products India Pvt., Ltd.	India
Tantalum	NPM Silmet AS	Estonia
Tantalum	Plansee SE Reutte	Austria
Tantalum	PowerX Ltd.	Rwanda

Tantalum	RFH Tantalum Smeltery Co., Ltd./Yanling Jincheng Tantalum & Niobium Co., Ltd.	China
Tantalum	Telex Metals	United States Of America
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	China
Tantalum	Zhuzhou Cemented Carbide Group Co., Ltd.	China
Tin	Alpha	United States Of America
Tin	An Vinh Joint Stock Mineral Processing Company	Vietnam
Tin	Aurubis Beerse	Belgium
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	China
Tin	China Tin (Hechi)	China
Tin	Chofu Works	Japan
Tin	CV Gita Pesona	Indonesia
Tin	CV United Smelting	Indonesia
Tin	CV Venus Inti Perkasa	Indonesia
Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	China
Tin	Dongguan City Xida Soldering Tin Products Co.	China
Tin	Dowa	Japan
Tin	Dragon Silver Holdings Limited	China
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	Vietnam
Tin	Estanho de Rondonia S.A.	Brazil
Tin	Fabrica Auricchio Industria e Comercio Ltda.	Brazil
Tin	Gejiu City Fuxiang Industry and Trade Co., Ltd.	China
Tin	Gejiu Kai Meng Industry and Trade LLC	China
Tin	Gejiu Yunxi Group Corp.	China
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China
Tin	Hezhou Jinwei Tin Co., Ltd.	China
Tin	Jean Goldschmidt International	Belgium
Tin	LIAN JING	China
Tin	Longnan Chuangyue Environmental Protection Technology Development Co., Ltd	China
Tin	Luna Smelter, Ltd.	Rwanda
Tin	Ma'anshan Weitai Tin Co., Ltd.	China
Tin	Malaysia Smelting Corporation Berhad (Port Klang)	Malaysia
Tin	Melt Metais e Ligas S.A.	Brazil
Tin	Metahub Industries Sdn. Bhd.	Malaysia
Tin	Metallic Resources, Inc.	United States Of America
Tin	Minchali Metal Industry Co., Ltd.	Taiwan
Tin	Ming Li Jia smelt Metal Factory	China
Tin	Mining Minerals Resources SARL	Democratic Republic of Congo
Tin	Minsur	Peru
Tin	Mitsubishi Materials Corporation	Japan
Tin	Modeltech Sdn Bhd	Malaysia
Tin	Ney Metals and Alloys	United States Of America
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	Vietnam
Tin	Novosibirsk Tin Combine	Russian Federation
Tin	Pongpipat Company Limited	Myanmar
Tin	PT Artha Cipta Langgeng	Indonesia
Tin	PT ATD Makmur Mandiri Jaya	Indonesia

Tin	PT Babel Inti Perkasa	Indonesia
Tin	PT Babel Surya Alam Lestari	Indonesia
Tin	PT Bangka Prima Tin	Indonesia
Tin	PT Bangka Tin Industry	Indonesia
Tin	PT Cipta Persada Mulia	Indonesia
Tin	PT DS Jaya Abadi	Indonesia
Tin	PT Inti Stania Prima	Indonesia
Tin	PT Mitra Stania Prima	Indonesia
Tin	PT Panca Mega Persada	Indonesia
Tin	PT Prima Timah Utama	Indonesia
Tin	PT Sukses Inti Makmur	Indonesia
Tin	PT Sumber Jaya Indah	Indonesia
Tin	PT Timah Nusantara	Indonesia
Tin	PT Timah Tbk Mentok	Indonesia
Tin	PT Tinindo Inter Nusa	Indonesia
Tin	PT Tirus Putra Mandiri	Indonesia
Tin	PT Tommy Utama	Indonesia
Tin	Resind Industria e Comercio Ltda.	Brazil
Tin	Shenzhen Hong Chang Metal Manufacturing Factory	China
Tin	Taiwan Huanliang	Taiwan
Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.	Vietnam
Tin	Three green surface technology limited company	China
Tin	Top-Team Technology (Shenzhen) Ltd.	China
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	Vietnam
Tin	VQB Mineral and Trading Group JSC	Vietnam
Tin	Woodcross Smelting Company Limited	Uganda
Tin	Xiamen Honglu Tungsten Molybdenum Co., Ltd.	China
Tin	Xianghualing Tin Industry Co., Ltd.	China
Tin	Yifeng Tin	China
Tin	Yunnan Geiju Smelting Corp.	China
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	China
Tin	Zhongshan Jinye Smelting Co.,Ltd	China
Tungsten	A.L.M.T. Corp.	Japan
Tungsten	ACL Metais Eireli	Brazil
Tungsten	Artek LLC	Russian Federation
Tungsten	Asia Tungsten Products Vietnam Ltd.	Vietnam
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China
Tungsten	CNMC (Guangxi) PGMA Co., Ltd.	China
Tungsten	DONGKUK INDUSTRIES CO., LTD.	Republic of Korea
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China
Tungsten	Guanghan Jiangnan casting smelters	China
Tungsten	H.C. Starck Smelting GmbH & Co. KG	Germany
Tungsten	H.C. Starck Tungsten GmbH	Germany
Tungsten	HANNAE FOR T Co., Ltd.	Republic of Korea
Tungsten	Hubei Green Tungsten Co., Ltd.	China
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	China
Tungsten	Hydrometallurg, JSC	Russian Federation
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China

Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	China
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China
Tungsten	Kennametal Fallon	United States Of America
Tungsten	Kennametal Huntsville	United States Of America
Tungsten	KGETS Co., Ltd.	Republic of Korea
Tungsten	Lianyou Resources Co., Ltd.	Taiwan
Tungsten	MALAMET SMELTING SDN. BHD.	Malaysia
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China
Tungsten	Masan High-Tech Materials	Vietnam
Tungsten	Minmetals Ganzhou Tin Co. Ltd.	China
Tungsten	Niagara Refining LLC	United States Of America
Tungsten	OOO “Technolom” 2	Russian Federation
Tungsten	Philippine Carreytech Metal Corp.	Philippines
Tungsten	PT Stanindo Inti Perkasa	Indonesia
Tungsten	PT Timah Tbk Mentok	Indonesia
Tungsten	Sanher Tungsten Vietnam Co., Ltd.	Vietnam
Tungsten	Shinwon Tungsten (Fujian Shanghang) Co., Ltd.	China
Tungsten	Solar Applied Materials Technology Corp.	Taiwan
Tungsten	South-East Nonferrous Metal Company Limited of Hengyang City	China
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	China